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                     August 22, 2023

       Tianyu Xia
       Chief Financial Officer
       HiTek Global Inc.
       Unit 304, No. 30 Guanri Road
       Siming District
       Xiamen City, Fujian Province
       People   s Republic of China

                                                        Re: HiTek Global Inc.
                                                            Form 20-F and Form
20-F/A for the Fiscal Year Ended December 31, 2022
                                                            Filed April 27,
2023 and August, 22, 2023, respectively
                                                            File No. 001-39339

       Dear Tianyu Xia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Joan Wu